Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No 1. to the Registration Statement (Form F-3/A No. 333-237934) and related Prospectus of Navios Maritime Partners L.P. for the registration of up to $500,000,000 aggregate principal amount of common units and/or debt securities, of our report dated March 18, 2020, with respect to the consolidated financial statements of Navios Maritime Containers L.P., included as an exhibit in the Annual Report (Form 20-F) of Navios Maritime Partners L.P. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst& Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

May 8, 2020